SCHWAB S&P 500 PORTFOLIO
OTHER INFORMATION
Shareholder Vote

A special meeting of the shareholders of the Schwab Annuity Portfolios was held on June 1, 2000. The number of votes necessary to conduct the meeting and approve each proposal was obtained, and the results of the votes of shareholders on proposals before them are listed below:

Proposal 1

Election of Trustees.

     			           	Number of                 Number of
			                	Shares Voted For	         Shares Withheld

Charles R. Schwab	 	125,968,273		             1,733,505
Mariann Byerwalter		125,568,665		             2,133,113
Jeremiah H. Chafkin	125,620,059		             2,081,719
Donald F. Dorward		 123,479,638		             4,222,140
William A. Hasler		 123,430,400		             4,271,378
Robert G. Holmes		  123,479,638		             4,222,140
Steven L. Scheid		  125,916,879		             1,784,899
Gerald B. Smith			  123,481,793		             4,219,985
Donald R. Stephens		125,619,640		             2,082,138
Michael W. Wilsey		 125,568,246		             2,133,532